InspireMD Announces Commercial Updates

Company Set for Formal Launch of MGuard™

Embolic Protective Stent (EPS) for Emergency

Heart Attack Treatment

TEL AVIV, ISRAEL, OCT 22, 2012 – InspireMD, Inc. (“InspireMD” or the “Company”) (OTC: NSPR) announced updates on current commercial activities and unreviewed sales results for the period ended Sept. 30, 2012, the first quarter of its 2013 fiscal year.

As previously announced, the Company changed its fiscal year to cover the period of July 1 to June 30.

The Company said it renegotiated its product design licensing agreement with Svelte Medical Systems, Inc. of New Providence, NJ, to lower the royalty on MGuard Prime stent sales from 7% outside the U.S. and a high of 10% after FDA approval to 2.9 % on worldwide sales, in return for issuing Svelte $1,763,000 of InspireMD common stock. The Company said it expects the lower royalty rate to improve gross margins and earnings on future MGuard Embolic Protection Stent (EPS) sales.

During the past several months, the Company has been realigning its distributor relationships in advance of the Transcatheter Cardiovascular Therapeutics (TCT) meeting in Miami, FL, where Gregg W. Stone, MD, the study’s chairman, will present results of the Company’s 432-patient MASTER trial of its MGuard EPS this Wednesday, Oct. 24.

The MASTER trial is the first major randomized study comparing the MGuard EPS to standard of care in the emergency treatment of patients undergoing potentially fatal heart attacks.

The Company is in the process of appointing new distributors in certain territories, and believes that new incentives and broader responsibilities have strengthened arrangements with its best and most experienced country and regional partners.

Third party distributors are also being replaced by direct sales channels in key European countries where end user average selling prices and the lack of strong distributors are limiting factors.

Five experienced sales and marketing executives joined the Company this month to bolster sales of MGuard EPS through third party distribution and direct sales channels.

The nature of these activities in anticipation of the MASTER trial results at TCT and other changes caused revenue disruption during FY1Q, with unreviewed sales for the period expected to total approximately US$565,000, versus US$1,986,000 during the same period in 2011. The first quarter sales number is an estimate and is subject to change based on the final review of the quarter.

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About InspireMD, Inc.

InspireMD is a medical device company focusing on the development and commercialization of its proprietary stent system technology, MGuard™. InspireMD intends to pursue applications of this technology in coronary, carotid and peripheral artery procedures. InspireMD's common stock is listed on the OTC Bulletin Board under the ticker symbol NSPR

About MGuard™ Embolic Protection Coronary Stent

MGuard™ combines a coronary stent merged with an embolic protection specifically designed for acute MI patients. The embolic protection is comprised of an ultra-thin polymer micron net that is integrated with the stent. The MGuard™ is designed to provide outstanding and lifelong embolic protection, without affecting deliverability. MGuard™ is CE Mark approved. MGuard™ is not approved for sales in the U.S. by the U.S. Food and Drug Administration at this time.

Forward-looking Statements:

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multi-national companies, (v) product liability claims, (vi) our limited manufacturing capabilities and reliance on subcontractors for assistance, (vii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (viii) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (ix) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (x) our reliance on single suppliers for certain product components, (xi) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, its Transition Report on From 10-K/T and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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For additional information:

InspireMD Desk at:

Redington, Inc.

212 926-1733

203 222-7399

inspiremd@redingtoninc.com

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